Exhibit 10.1
CONSULTING AGREEMENT

THIS AGREEMENT is entered into effective January 1, 2009 (the "Effective Date") between Stanley S. Beard ("Beard") and Clayton Williams Energy, Inc., a Delaware corporation ("Company").

Beard has served as a member of the Board of Directors of Company since September 27, 1991. Beard has resigned his position as a director of Company.  Company desires to retain the services of Beard as a consultant so that Beard's knowledge and expertise concerning the operations and prospects of Company and of the oil and gas industry will continue to be available to Company management. Beard is willing to provide such services upon the terms and subject to the conditions of this Agreement.

The parties agree as follows:

1.           Beard agrees to provide consulting services to Company described on Schedule A hereto and such other services as may be mutually agreed to by Beard and Company.

2.           Beard is engaged for a term commencing on the Effective Date and continuing until December 31, 2011 or such later date as the parties may mutually agree. Company may terminate this Agreement or any or all of the services of Beard under the Agreement upon breach of this Agreement by Beard by giving written notice to Beard setting forth the effective date of termination. Beard shall stop work hereunder to the extent and on the date specified in such notice,

3.           Company shall pay Beard a consulting fee equal to $8,750 per calendar quarter during the term of this Agreement, which fee shall be payable in arrears on March 31, 2009 and on each successive June 30, September 30, December 31 and March 31 during the term of this Agreement (or the next succeeding business day if such day is not a business day). Company shall also pay Beard a commission as described on Schedule A hereto. Company shall reimburse Beard for reasonable out-of-pocket expenses incurred by Beard in performing his duties under this Agreement provided that Beard submits appropriate documentation of such expenses to Company.

4.           In performing services hereunder, Beard shall not use any information or materials in which Beard or any third party claims a proprietary interest without the express prior written consent of Company. Beard will indemnify, defend and hold Company and its subsidiaries and their respective affiliates, partners, directors, officers, employees and agents harmless from and against any and all losses, liabilities, claims, damages, fines, penalties, settlements, judgments, costs and expenses (including reasonable attorneys' fees) (collectively, "Losses") arising out of or in connection with a claim that the use of any such information or materials by Company or its subsidiaries (a) infringes a patent, copyright, trademark, trade name, service mark, or similar proprietary right, (b) constitutes misuse or misappropriation of any confidential or proprietary information or trade secret or (c) violates any other rights of a third party. Company and its subsidiaries shall have the right to participate in such defense and negotiations to the extent of its potential liabilities and responsibilities.

5.           Company will indemnify, defend and hold Beard harmless from and against any and all Losses arising out of or in connection with the performance by Beard of his services under this Agreement, except for (a) such Losses arising out of or in connection with the gross negligence, recklessness, intentional misconduct or a knowing violation of law by Beard and (b) such Losses for which Beard is required to indemnify Company pursuant to this Agreement.

COMPANY AND BEARD INTEND THAT BEARD BE INDEMNIFIED AND HELD HARMLESS FOR BEARD'S OWN NEGLIGENCE EXCEPT AS EXPRESSLY PROVIDED ABOVE.

6.           During the term of this Agreement and thereafter, Beard agrees to keep confidential all information received or obtained by Beard from Company or its subsidiaries, including without limitation information concerning the financial condition or results of operation, oil and gas reserves, customers, suppliers, processes, business and marketing plans, pricing, purchases, products and personnel of Company or its subsidiaries. Beard will not use or disclose such information except as authorized in writing by Company. Upon expiration or termination of this Agreement, Beard shall promptly return to Company all copies (in whatever form) of confidential information in Beard's possession and, at Company's request, shall execute and deliver to Company written confirmation that Beard has complied with this requirement.

7.           During the term of this Agreement and thereafter, Beard, individually or in a capacity as a representative of another entity, shall not (a) hire or solicit any existing or former employee of Company or its subsidiaries to terminate his employment with Company or its subsidiaries (an employee of Company or it subsidiaries shall cease to be considered a former employee if his employment with Company or its subsidiaries terminated more than 12 months prior to the conduct in question) or (b) solicit any existing or former customer or supplier of Company or it subsidiaries to terminate his or its relationship with Company or its subsidiaries or become a customer or supplier of another entity if such other entity offers products or services which are or may be competitive with those offered by Company or its subsidiaries.

8.           Beard shall be an independent contractor and not an agent or employee of Company or its subsidiaries. Beard shall indemnify, defend and hold Company and its subsidiaries and their respective affiliates, partners, directors, officers, employees and agents harmless, from and against any and all Losses (a) arising out of or in connection with any personal injury, death or property damage caused by or arising from any acts or omissions of Beard while performing services hereunder and (b) arising out of or in connection with any breach of this Agreement by Beard. Beard hereby expressly waives for itself and its successors and assigns any and all claims to receive any benefits under benefit plans of Company or its subsidiaries, including, without limitation, vacation, disability, life insurance, bonus, leave, pension and annuity, accidental death and dismemberment, hospital, surgical or medical benefits.

9.           Company will not make deductions from any payments to Beard hereunder for withholding or other taxes, unless otherwise required to do so by law or governmental regulation. Beard shall be responsible for and shall withhold or pay any federal, state or local tax with respect to compensation, wages or other remuneration for any services performed pursuant to this Agreement and shall indemnify, defend and hold Company and its subsidiaries and their respective affiliates, partners, directors, officers, employees and agents harmless from and against all such taxes and shall comply with all governmental regulations with respect thereto, including the filing of all necessary reports and returns.

10.           Beard agrees that he will use reasonable efforts to not intentionally make any derogatory or disparaging statements about Company, its subsidiaries, or its or their past, present and future affiliates, partners, directors, officers, employees and agents that may adversely affect their current or potential business reputation. Company agrees that it will not, and will use reasonable efforts to cause its officers, directors and senior managers to not intentionally make any derogatory or disparaging statements with respect to Beard or Beard's service as a director of Company that may adversely affect his current or potential business reputation (including informing its officers, directors and senior managers that they shall not intentionally make such statements).

11.           Beard acknowledges that he is aware of the restrictions imposed by the United States securities laws on the purchase or sale of a security of any issuer on the basis of material, non-public information about that security or issuer in breach of a duty of trust or confidence that is owed directly, indirectly or derivatively to that issuer or the shareholders of that issuer or to any other person who is the source of the material, non-public information.  Beard agrees not to trade, and not to allow any of his representatives to trade, in Company's securities when he is prohibited from trading in Company's securities under applicable securities laws.  Company will cooperate with Beard in the filing of documents required by the Securities and Exchange Commission relating to his resignation as a member of the Board of Directors of Company and/or the sale of Company securities made in accordance with this paragraph 11.

12.           This Agreement shall not be assigned by Beard nor shall Beard subcontract any services to be performed under this Agreement without Company's prior written consent.

13.           Any notice required hereunder shall be hand delivered or be sent by U.S. Certified Mail, Return Receipt Requested to the parties as follows:

Clayton Williams Energy, Inc.
Attn: L. Paul Latham
6 Desta Drive, Suite 6500
Midland, Texas 79705

Stanley Beard
500 W. Texas Avenue, Suite 705
Midland, Texas 79701

14.           This Agreement shall be governed by the laws of the State of 'Texas without regard to the conflicts of law provisions thereof. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof. The prevailing party in any action to enforce this Agreement shall be entitled to costs and attorneys' fees. No waiver or modification of this Agreement will be binding upon either party unless made in writing and signed by a duly authorized representative of such party and no failure or delay in enforcing any right will be deemed a waiver. This Agreement shall be construed as to its fair meaning and not strictly for or against either party.

[SIGNATURE PAGE FOLLOWS]

The parties have executed this Agreement on December 1, 2008 to be effective on the Effective Date.

BEARD:

By: /s/ Stanley S. Beard
Stanley S. Beard

COMPANY:

CLAYTON WILLIAMS ENERGY, INC.

By: /s/ L. Paul Latham
L. Paul Latham
Executive Vice President

Clayton Williams Energy, Inc.
Consulting Agreement

SCHEDULE A

Provision of Advice and Expertise.

Beard shall be available from time to time to consult with officers of the Company as to financing, drilling programs, strategy and related issues associated with building values for the shareholders of the Company.

Presentation of Prospects.

Beard shall identify in writing to Company any prospective production, drilling or acreage block prospect (“Prospect”) which Beard develops prior to providing any information as to a Prospect to any other party.  Said Prospect information shall be delivered to L. Paul Latham, or his designee, in writing.  The Prospect information shall include the owner, location, pro-forma budget and brief analysis of the Prospect.  Unless Company has already identified such Prospect, Company will acknowledge in writing to Beard within ten (10) days of receipt of Beard’s presentation of the Prospect that Beard has identified that Prospect.  Should Company have already identified the Prospect, Company shall notify Beard in writing within five (5) days after receipt of Beard’s presentation of the Prospect and advise Beard if the Company has already been approached on the Prospect or has the Prospect under consideration.  In such event, Beard will not be entitled to register or receive a commission for that Prospect, and such Prospect shall not be subject to this agreement.

Company will have sixty (60) days from the date of receipt of Beard’s presentation of a Prospect to elect to participate in such Prospect. If Company does not elect, in writing, to participate in such Prospect within the sixty (60) day period, Company will be deemed to have elected not to participate in such Prospect and such Prospect shall not be subject to this agreement.

During the sixty (60) day review period and thereafter if Company elects to participate in a Prospect, all information related to such Prospect shall be confidential information, subject to the provisions of paragraph 6 of the Agreement.  Company agrees that should it make a final determination not to participate in the Prospect prior to the end of the sixty (60) day period, it will notify Beard of such decision, and such Prospect shall not be subject to this agreement.

As to each Prospect in which Company elects to participate (whether by drilling, purchase, merger, acquisition or otherwise), Company will pay Beard a commission as set forth below:

Drilling deal - $10,000 per well drilled, plus 1% ORR
Acreage block purchase (no well commitment) —5% commission and 1% ORR
Production Acquisition First $0 to 10 mm — 3%
Next $10+ to 25 mm — 2%
Next $25 to 50mm — 1.5%
Next $50 to 100 mm — 1%
All over $100 mm —.5%

No commission will be payable unless Company actually closes and funds the transaction.

Clayton Williams Energy, Inc.
Schedule A